Exhibit 2.18

KEEP WELL AGREEMENT

28 AUGUST 2007

PT COMUNICAÇÕES, S.A.

and

PORTUGAL TELECOM INTERNATIONAL FINANCE B.V.

Allen & Overy LLP

12186-04800 ICM:4988521.3

THIS AGREEMENT is executed by way of deed poll and is made on 28 August 2007 by:

(1)           PT COMUNICAÇÕES, S.A. a company incorporated under the laws of Portugal hereinafter referred to as PTC); and

(2)                                  PORTUGAL TELECOM INTERNATIONAL FINANCE B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands (the Issuer).

WHEREAS:

(A)                              The Issuer is a direct wholly-owned subsidiary of Portugal Telecom, SGPS, S.A. (formerly known as Portugal Telecom, S.A., hereinafter referred to as PT or the Parent); and

(B)                                Citicorp Trustee Company Limited (the Trustee, which expression shall wherever the context so admits include any successor as trustee for holders of the Exchangeable Bonds (as defined below)), the Issuer, PT and PTC have entered into a trust deed dated 28 August 2007 (the Trust Deed) relating to the issue by the Issuer of €750,000,000 4.125 per cent. exchangeable bonds due 2014 (the Exchangeable Bonds).

NOW, THEREFORE, PTC and the Issuer hereby covenant and agree as follows:

1.                                       PTC shall, with effect on and from the date of this Agreement, cause the Issuer to maintain a Tangible Net Worth (as hereinafter defined), as determined in accordance with generally accepted accounting principles in The Netherlands applied on a consistent basis as shown on the Issuer’s most recent audited balance sheet (commencing with the Issuer’s audited balance sheet at 31st December, 2006), of at least one euro.

Tangible Net Worth shall mean the total assets of the Issuer less the sum of intangible assets and total liabilities of the Issuer.  A certificate of the auditors of the Issuer as to the amount of Tangible Net Worth shall, in the absence of manifest error, be final and conclusive.

2.                                       If the Issuer at any time shall have insufficient funds or other liquid assets to meet its payment obligations (including in respect of any obligations under the Exchangeable Bonds) or to repay borrowings then maturing or subsequently to mature, upon receipt of notice from the Issuer to such effect, PTC shall make, or have made, available to the Issuer, before the due date of such payment obligations or borrowings, funds sufficient to enable the Issuer to meet such payment obligations or to repay such borrowings, as the case may be, in full as they fall due.   The Issuer shall use the funds made available to it by PTC hereunder solely for the fulfilment of its payment obligations and the repayment at maturity of its borrowings.

3.                                       Any and all funds from time to time provided by PTC to the Issuer pursuant to Clause 2 above shall be either (i) by way of subscription for and payment of share capital (other than redeemable share capital) of the Issuer, or (ii) by way of subordinated loan, that is to say, a loan which, and interest on which, is not permitted to be, and is not capable of being, repaid or paid unless all other debt of the Issuer has been fully satisfied and is subordinated on a winding-up of the Issuer to all of the unsecured and unpreferred creditors of the Issuer other than PTC.

4.                                       PTC warrants and agrees that its payment obligations which may arise hereunder constitute unsecured and unsubordinated obligations of PTC and rank pari passu with all other unsecured and unsubordinated obligations of PTC other than those obligations which are preferred by law.

5.                                       This Agreement is not, and nothing herein contained and nothing done by PTC pursuant hereto shall be deemed to constitute, a guarantee, direct or indirect, by PTC of any Exchangeable Bonds or any other debt of the Issuer (or of any subsidiary of the Issuer) or of any instrument issued by the Issuer or of any subsidiary of the Issuer.

6.                                       If the Issuer shall be in liquidation, administration or receivership or other analogous proceedings (including if the Issuer is declared bankrupt (“faillissement”) or is granted a moratorium of payment (“surséance van betaling”) or enters into winding-up proceedings (“ontbinding”)) and PTC shall be in default of its obligations hereunder, PTC shall be liable to the Issuer by way of liquidated damages for such default in an amount equal to the sum that PTC would have paid had it performed in full all of its obligations hereunder, and the Issuer and any liquidator, administrator or receiver of the Issuer or other analogous officer or official shall be entitled to claim accordingly.

7.                                       This Agreement may be modified, amended or terminated only by the written agreement of PTC and the Issuer, provided, however, that no such modification, amendment or termination shall be made which may have any adverse effect upon the holders of any Exchangeable Bonds taken as a whole while any Exchangeable Bonds are outstanding.

8.             PTC and the Issuer each hereby covenant as follows:

(a)                                  it will not consent, either orally or in writing, to any modification or amendment to this Agreement which may have any adverse effect upon the Bondholders (as defined below) and it will not terminate this Agreement while any Exchangeable Bond remains outstanding;

(b)                                 it will give written notice to the Trustee on behalf of the Bondholders at least 30 days prior to any proposed modification, amendment or termination of this Agreement;

(c)                                  it will fully and promptly perform its obligations and exercise its rights under this Agreement and, in the case of the Issuer (without limitation to the foregoing), exercise its right to enforce performance of the terms of this Agreement by PTC; and

(d)                                 it will consent to the giving of an order of specific performance or similar relief by any court of competent jurisdiction in the event that any action is brought in respect of this Agreement.

9.                                       (a)                                  This Agreement shall take effect as a deed poll for the benefit of the Trustee on behalf of the Bondholders.  No other person, firm, company or association (unincorporated or incorporated) shall be entitled to any benefit under this Agreement whatsoever whether under the Contracts (Rights of Third Parties) Act 1999 or otherwise.

(b)                                 PTC and the Issuer hereby acknowledge and covenant that obligations binding upon it contained herein are owed to, and shall be for the benefit of the Trustee on behalf of the Bondholders.

(c)                                  PTC and the Issuer hereby further acknowledge and covenant that the Trustee shall be entitled on behalf of the Bondholders to enforce the said obligations against PTC and the Issuer, if and only insofar as at the time the proceedings for such enforcement are instituted, any Exchangeable Bonds which have become due and payable remain unpaid in whole or in part.

(d)                                 This Agreement shall be deposited with and held by the Trustee for so long as the Trust Deed is in force and any Exchangeable Bonds remain outstanding.  PTC hereby acknowledges the right of the holder of any Exchangeable Bond to obtain from PTC a copy of this Agreement.

(e)                                  Bondholder has the same meaning in relation to each Exchangeable Bond as specified in the Terms and Conditions of the Exchangeable Bonds.

(f)                                    Unless otherwise defined herein, all words and expressions defined in the Trust Deed (or the terms and conditions of the Exchangeable Bonds scheduled thereto) shall, where the context so requires and admits, have the same respective meanings in this Agreement.

10.                                 This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

11.                                 The Issuer and PTC hereby irrevocably agree that the courts of England are to have jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and that accordingly any suit, action or proceedings (together, Proceedings) arising out of or in connection with this Agreement may be brought in such courts.  The Issuer and PTC hereby irrevocably waive any objection which they may have to the laying of the venue of any Proceedings in any such courts and any claim that any such Proceedings have been brought in an inconvenient forum and hereby further irrevocably agree that a judgment in any Proceedings brought in the English courts shall be conclusive and binding upon the Issuer or PTC, as the case may be, and may be enforced in the courts of any other jurisdiction.  Nothing contained herein shall limit any right to take Proceedings against the Issuer or PTC, as the case may be, in any other court of competent jurisdiction nor shall the taking of Proceedings in one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction, whether concurrently or not.  The Issuer and PTC hereby appoint Clifford Chance Secretaries Limited at its registered office for the time being (being at the date hereof at 10 Upper Bank Street, London E14 5JJ) as their respective agent for service of process and agree that, in the event of Clifford Chance Secretaries Limited ceasing so to act, they will appoint another person as their respective agent for service of process in England in respect of any Proceedings.

12.           This Agreement shall be governed by, and construed in accordance with, the laws of England.

13.                                 If the Issuer is represented by an attorney or attorneys in connection with the signing and/or execution and/or delivery of this Agreement or any agreement or document referred to herein or made pursuant hereto and the relevant power or powers of attorney is or are expressed to be governed by the laws of a particular jurisdiction, it is hereby expressly acknowledged and accepted by the other parties hereto that such laws shall govern the existence and extent of such attorney’s or attorneys’ authority and the effects of the exercise thereof.

IN WITNESS WHEREOF, this Agreement has been executed and delivered as a deed by PTC and the Issuer.

EXECUTED as a deed by	)
PT COMUNICAÇÕES, S.A.	)
acting by	)
under the authority of that company,	)
in the presence of:	)

Witness:

Witness’s signature:

Address:

EXECUTED as a deed by	)
PORTUGAL TELECOM INTERNATIONAL	)
FINANCE B.V.	)
acting by	)
in the presence of:	)

Witness:

Witness’s signature:

Address: